EXHIBIT 10.69
AMENDMENT TO
THE DURIRON COMPANY, INC.
AMENDED AND RESTATED DIRECTOR DEFERRAL PLAN
1. Preamble. The Duriron Company, Inc., predecessor to Flowserve Corporation (the “Flowserve”) established a Director Deferral Plan (the “Plan”). Effective July 1, 1995, the Plan was amended and restated in the entirety. Since the most recent amendment, section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), has been enacted and has become effective with respect to the Plan. The Plan will be amended in 2006 for overall compliance with section 409A of the Code. In the interim, Question and Answer 20 of Internal Revenue Service Notice 2005-1 permits distribution of certain amounts without respect to the otherwise applicable limitations of section 409A. By this amendment, Flowserve intends to accomplish amendment of the Plan to provide for such distributions. Section 9 of the Plan permits Flowserve to amend the Plan.
2. Amendment. Pursuant to Section 9 of the Plan, the Plan is hereby amended by adding the following Section 7(d), to follow Section 7(c) and precede Section 8:
     “(d) 2005 DISTRIBUTION. Notwithstanding anything to the contrary in this Plan, the entire amount credited to the unsecured Deferred Shares account and the entire amount credited to the deferred cash account of former Director Robert Frazer will be distributed in full to such former Director prior to December 31, 2005. The entire amount credited to the deferred cash account of current Director Diane Harris will be distributed in full to such Director prior to December 31, 2005. Such distributions will be includible in the reportable taxable income of such former Director and such current Director for the taxable year 2005. This distribution is in accordance with Question and Answer 20 of Internal Revenue Service Notice 2005-1, shall terminate the participation of such former Director in the Plan, and shall terminate such deferrals for such current Director. Such distributions shall be made in cash or kind, as applicable.”
3. Effect of Amendment. Except as amended by this current Amendment to The Duriron Company, Inc. Amended and Restated Director Deferral Plan, the Plan, as heretofore amended, shall remain in full force and effect.

FLOWSERVE CORPORATION

	By:	Pension and Investment Committee

		By:	/s/ Mark A. Blinn, Member

Executed December 14, 2005

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